Exhibit 99.1

Guerrilla RF Reports First Quarter 2026 Results

Revenue of $6.5 Million, Up 48% YoY

Gross Margin Expands to 69.9%, Up ~880 Basis Points YoY

Operating Loss Narrows to Near Breakeven at ($46) Thousand

Product Backlog Grows to $8.8 Million

GREENSBORO, NC — May 6, 2026 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of high-performance radio frequency (RF) and microwave semiconductors, today announced financial results for first quarter ended March 31, 2026.

“Our first quarter results reflect the strongest start to a year in the Company’s history and demonstrate that our strategy is working,” said Ryan Pratt, Founder and CEO of Guerrilla RF. “Revenue grew 48% year over year to $6.5 million, driven by strength in our catalog business, while operating loss narrowed to near breakeven, a $3.1 million improvement from the prior year. Gross margin expanded to 69.9%, reflecting scale and a favorable product mix. We enter the remainder of 2026 with an $8.8 million backlog and strong momentum as we continue to execute our business strategy.”

First Quarter highlights

●	Revenue increased 48% year over year to $6.5 million, driven by 207% growth in catalog revenue
●	Gross profit rose 69% year over year to $4.5 million.
●	Gross profit margin expanded 880 basis points to 69.9%, driven by higher volumes and favorable product mix.
●	Operating loss narrowed to ($46) thousand, approaching breakeven.
●	Net income was $1.1 million, compared to a net loss of $3.5 million in the prior year period.
●	Earnings per share were $0.06, compared to ($0.34) in the prior year period.
●	Product backlog increased to $8.8 million, up 31% year over year.

Revenue

Revenue for the first quarter of 2026 increased 48% to $6.5 million, compared to $4.4 million in the prior year period. Growth was driven by strong performance in the Company’s catalog business, which increased 207% to $4.8 million, reflecting continued conversion of design wins into production and broad-based demand across end markets.
Wireless infrastructure revenue was relatively stable, while automotive revenue declined due to reduced demand in certain legacy automotive programs. International revenue grew to $2.2 million, representing 33% of total revenue, compared to 26% in the prior year period.

Gross Profit and Margins

Gross profit increased 69% to $4.5 million, compared to $2.7 million in the prior year period. Gross margin expanded to 69.9%, an improvement of 880 basis points year over year. The increase was driven by higher revenue volumes, improved operating leverage, and a favorable shift toward higher-margin catalog products.

Operating Expenses and Operating Performance
Total operating expenses decreased 22% to $4.6 million, compared to $5.8 million in the prior year period, reflecting disciplined cost management across all functions.
Operating loss narrowed to $46 thousand, compared to a loss of $3.2 million in the first quarter of 2025, representing a $3.1 million year-over-year improvement and bringing the Company to near operating breakeven.

Net Income

Net income for the first quarter of 2026 was $1.1 million, compared to a net loss of $3.5 million in the prior year period. Results included certain non-cash and non-operating items, including a gain on the change in fair value of warrant liabilities and proceeds from the Employee Retention Tax Credit. Earnings per share were $0.06, compared to ($0.34) in the prior year period.

Balance Sheet and Liquidity
As of March 31, 2026, Guerrilla RF had $3.2 million in cash.

Outlook
Guerrilla RF enters the second quarter of 2026 with an $8.8 million product backlog, an improved cost structure, and demonstrated operating leverage. The Company remains focused on converting design wins into recurring revenue, expanding margins, and achieving full-year operating profitability in 2026.

“The first quarter of 2026 demonstrates the financial leverage in our model,” said Mike John-Williams, CFO of Guerrilla RF. “Revenue grew 48% while direct product costs increased only 14%, expanding gross margin by nearly 880 basis points. At the same time, disciplined spending reduced operating expenses by 22%. We believe we are well positioned for continued growth and profitability.”

Key Metrics (Non-GAAP Measures)

The following non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Company results as reported under GAAP.  The Company compensates for such limitations by relying primarily on GAAP results and using non-GAAP measures only as supplemental data.  In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by us, may differ from and may not be comparable to similarly titled measures used by other companies.

We regularly review the following key metrics to measure our performance, identify trends affecting our business, formulate financial projections, make strategic business decisions, and assess working capital needs.

	Three Months Ended March 31,
	2026 (unaudited)	2025 (unaudited)
Key Metrics
Number of products released	—	8
Number of total products	183	171
Number of products with lifetime revenue exceeding $100 thousand	83	76
Product backlog (in millions)	$8.8	$6.7

Number of products released: The total number of distinct new products released into production (products that have completed design, quality, and supply chain readiness) during the period.

Number of total products: The cumulative number of production-released products since our inception through the end of the period.

Number of products with lifetime revenue exceeding $100 thousand: The number of products that have achieved the threshold of cumulative sales of $100,000 since our inception through the end of the period.

Product backlog: The amount of product sales that have been committed to by customers, but have not yet been completed, shipped, or invoiced.  The Company's product backlog can be materially impacted by supply chain constraints, a shift in customer ordering patterns whereby customers place orders in anticipation of extended product delivery lead times, or other customer order delivery request modifications.  Furthermore, because the Company partners closely with a number of its customers to produce high-performance, quality components that are often designed into customers’ end products, immediate substitution of the Company’s products is neither typically desired by customers nor necessarily feasible.  As such, the Company has not historically experienced significant order cancellations, and the Company does not expect significant order cancellations in the future.  The Company closely monitors product backlog and its potential impact on the Company’s financial performance.

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance, state-of-the-art radio frequency (RF) and microwave semiconductors for wireless OEMs in multiple high-growth market segments, including network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 183+ high-performance RF and microwave semiconductor devices with 35+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. The Company has shipped over 200 million devices. For more information, please visit https://www.guerrilla-rf.com/ or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at https://www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

ir@guerrilla-rf.com

+1 336 510 7840